Exhibit 10.1

AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER

This Amendment No. 1 to Agreement and Plan of Merger, dated as of September 25, 2019, is among Pacific Biosciences of California, Inc., a Delaware corporation (the “Company”), Illumina, Inc., a Delaware corporation (“Parent”), and FC Ops Corp., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Subsidiary”). Each of the Company, Parent and Merger Subsidiary are sometimes referred to as a “Party.” Capitalized terms used in this Amendment and not otherwise defined have the meaning given to them in the Merger Agreement (as defined below).

RECITALS

A.    The Company, Parent and Merger Subsidiary previously entered into the Agreement and Plan of Merger, dated as of November 1, 2018 (the “Merger Agreement”).

B.    The Company, Parent and Merger Subsidiary wish to amend certain provisions of the Merger Agreement as set forth in this Amendment.

C.    The Board of Directors and the respective boards of directors of each of Parent and Merger Subsidiary have approved the execution and delivery of this Amendment on behalf of the applicable Party.

D.    The Parties are prepared to close the Merger contemplated by the Merger Agreement upon receipt of required antitrust approvals in the United States and the United Kingdom. The Parties are entering into this Amendment so as to provide additional time to obtain such approvals and thereby satisfy the conditions to closing the Merger set forth in the Merger Agreement.

AGREEMENT

The Parties therefore agree as follows:

1.    Amendments to the Merger Agreement.

(a)    Section 10.01(b)(i) of the Merger Agreement is amended and restated in its entirety to read as follows:

the Effective Time shall not have occurred on or before December 31, 2019 (the “End Time”); provided that the right to terminate this Agreement pursuant to this Section 10.01(b)(i) shall not be available to any party whose breach of any representation, warranty, covenant, agreement or provision of this Agreement has resulted in the failure of the Effective Time to occur by the End Time; provided further, that Parent shall have the right to unilaterally extend the End Time to March 31, 2020, by delivering a written notice of such extension to the Company on or before December 18, 2019; or

(b)    A new Section 10.03 is added as follows:

SECTION 10.03. Funding of Continued Operations. Parent will make a cash payment to the Company of $6 million on or before each of October 1, 2019, November 1, 2019, and December 2, 2019. If Parent extends the End Time in accordance with Section 10.01(b)(i), then it will make a cash payment to the Company of $6 million on or before each of January 2, 2020, and March 2, 2020, and cash payment to the Company of $22 million on or before February 3, 2020. Each payment made by Parent pursuant to this Section 10.03 is referred to as a “Continuation Advance” and will be made by wire transfer of immediately available funds to an account or accounts designated by the Company. Prior to the earlier of (a) the occurrence of the Effective Time or (b) the termination of this Agreement pursuant to Section 10.01, the Company will use the Continuation Advances for general working capital purposes, including the repayment of debt. The Continuation Advances will be repayable without interest by the Company solely in the event that, within two years following the termination of this Agreement, the Company enters into a definitive agreement providing for, or consummates, (x) a transaction described under clause (ii) or (iii) of the definition of Acquisition Proposal (with all percentages in the definition of Acquisition Proposal deemed to refer to 50%) had this Agreement still been in effect (a “Change of Control Transaction”) or (y) a single equity or debt financing (that may have multiple closings) with proceeds received by the Company of no less than $100 million (a “Qualifying Financing” and, together with a Change of Control Transaction, a “Repayment Transaction”). Any repayment by the Company will occur in connection with, and be conditioned on, the consummation of the applicable Repayment Transaction. The amount repayable in connection with a Qualifying Financing will be calculated based on an increasing sliding scale (from 50% to 100%) of the Continuation Advances actually paid to the Company relative to the proceeds received by the Company in a Qualifying Financing between $100 million and $200 million, inclusive, with (A) 50% of the aggregate amount of Continuation Advances actually paid to the Company being repayable where the proceeds received by the Company in a Qualifying Financing are equal to $100 million and (B) 100% of the aggregate amount of Continuation Advances actually paid to the Company being repayable where the proceeds received by the Company in a Qualifying Financing are equal to or exceed $200 million. For illustrative purposes only, if the proceeds received by the Company in a Qualifying Financing are equal to $150 million, then 75% of the aggregate amount of Continuation Advances actually paid to the Company shall be repayable. In a Change of Control Transaction, 100% of the aggregate amount of Continuation Advances actually paid to the Company shall be repayable. Other than as provided in this Section 10.03, the Parent Related Parties will have no right to recover any Continuation Advance, including by offset of any Continuation Advance against the Reverse Termination Fee. Parent and Merger Subsidiary acknowledge that the Continuation Advances, and the circumstances at the Company giving rise to the Company’s need for the Continuation Advances, will not (A) be deemed to constitute an event, circumstance, change, occurrence, development, condition or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; or (B) prevent in any way the satisfaction of the conditions contained in Article 9.

(c)    Section 11.04(e) of the Merger Agreement is amended and restated in its entirety to read as follows:

Notwithstanding anything to the contrary in this Agreement, the parties expressly acknowledge and agree that that in no event shall Parent be required to both (x) pay the Reverse Termination Fee and (y) take the Specified Termination Actions and, in the case of either (x) or (y), do so on more than one occasion. If the Company receives the Reverse Termination Fee from Parent under circumstances where the Reverse Termination Fee is payable pursuant to the terms of this Agreement or Parent takes the Specified Termination Actions under circumstances where the Specified Termination Actions are to be taken pursuant to the terms of this Agreement (in each case, together with any payments required under Section 11.04(c)), then such payment or such actions, as applicable, shall constitute liquidated damages and shall constitute the sole and exclusive monetary remedy of the Company Related Parties against the Parent Related Parties for all losses, damages, costs or expenses in respect of this Agreement (or the termination thereof) or the transactions contemplated by this Agreement (or the failure of such transactions to occur for any reason or for no reason) or any breach (whether willful, intentional, unilateral or otherwise) of any covenant or agreement or otherwise in respect of this Agreement or any oral representation made or alleged to be made in connection herewith, and upon payment of the Reverse Termination Fee to the Company pursuant to Section 11.04(b)(iii) or Parent’s taking of the Specified Termination Actions pursuant to Section 11.04(b)(iv) (in each case, together with any payments required under Section 11.04(c)), none of the Parent Related Parties shall have any further monetary liability or obligation to any of the Company Related Parties relating to or arising out of this Agreement or the transactions contemplated hereby or thereby, and none of the Company, its Subsidiaries or any other Company Related Party shall seek to recover any other monetary damages or be obligated to repay the Continuation Advances (except as provided in Section 10.03); provided that, notwithstanding the foregoing, the parties will remain obligated with respect to Section 10.03 and Section 11.04(a). In a situation where both the Reverse Termination Fee would be payable pursuant to Section 11.04(b)(iii) and Parent would be required to take the Specified Termination Actions pursuant to Section 11.04(b)(iv), only the Reverse Termination Fee will be payable and Parent shall have no obligation with respect to Section 11.04(b)(iv) or the Specified Termination Actions.

2.    Agreement References. All references to the “Agreement” in the Merger Agreement will be deemed to be references to the Merger Agreement as amended by this Amendment.

3.    Headings. The headings set forth in this Amendment are for convenience of reference purposes only and will not affect or be deemed to affect in any way the meaning or interpretation of this Amendment or any of its terms or provisions.

4.    Confirmation of the Merger Agreement. Other than as expressly modified by this Amendment, all provisions of the Merger Agreement remain unmodified and in full force and effect.

5.    Miscellaneous Provisions. The provisions of Article 11 of the Merger Agreement apply to this Amendment as if fully set forth in this Amendment with the necessary changes made.

[Signature page follows.]

The Parties are signing this Agreement on the date stated in the introductory clause.

PACIFIC BIOSCIENCES OF CALIFORNIA, INC.

By:	/s/ Michael Hunkapiller
Name:	Michael Hunkapiller
Title:	CEO/Chairman

ILLUMINA, INC.
By:	/s/ Sam A. Samad
Name:	Sam A. Samad
Title:	Senior Vice President & Chief Financial Officer

FC OPS CORP.
By:	/s/ Sam A. Samad
Name:	Sam A. Samad
Title:	Senior Vice President

[Signature Page to Amendment No. 1 to Agreement and Plan of Merger]